 Filed Pursuant to Rule 424(b)(5)
 Registration Statement No. 333-184700
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 20, 2012)

1,500,000 Shares

Common Stock

We are offering 1,500,000 shares of our common stock.
Our common stock is listed on The NASDAQ Global Select Market under the symbol ‘‘GIII.’’ On June 24, 2014, the last reported sale price of our common stock on The NASDAQ Global Select Market was $77.63 per share.
Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement, on page 4 of the accompanying prospectus, and in the documents incorporated by reference into this prospectus supplement.

	Per Share	Total
Public offering price	$77.63	$116,445,000
Underwriting discounts and commissions	$2.9111	$4,366,650
Proceeds to us (before expenses)	$74.7189	$112,078,350

We have granted the underwriters a 30-day option to purchase up to an additional 225,000 shares of our common stock on the same terms and conditions set forth above.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares on or about June 30, 2014.

Joint Book-Running Managers
Barclays
 Piper Jaffray
Co-Managers

KeyBanc Capital Markets	Brean Capital
Cowen and Company	Stephens Inc.

Prospectus Supplement dated June 24, 2014.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we may provide to you. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the respective dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Base Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT
This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock. The second part is the accompanying base prospectus, which provides more general information. Generally, when we use the term “prospectus,” we are referring to both parts combined. If the information varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.
In making an investment decision, prospective investors must rely on their own examination of the company and the terms of the offering, including the merits and risks involved. Prospective investors should not construe anything in this prospectus as legal, business or tax advice. Each prospective investor should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to purchase the securities under applicable legal investment, or similar laws or regulations.
Any statement made in this prospectus, any free writing prospectus authorized by us or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any free writing prospectus authorized by us or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-31 of this prospectus supplement.
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SUMMARY
This summary provides a brief overview of information contained elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. For a more complete understanding of this offering and our common stock, you should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference, including our historical financial statements and the notes to those financial statements, which are incorporated herein by reference from our Annual Report on Form 10-K for the year ended January 31, 2014. Please read “Where You Can Find More Information” on page S-31 of this prospectus supplement. Please read “Risk Factors” beginning on page S-8 of this prospectus supplement and the other documents incorporated by reference to which that section refers for more information about important risks that you should consider carefully before investing in our common units.
In this prospectus supplement, “G-III,” “we,” “us,” and “our” refer to G-III Apparel Group, Ltd., a Delaware corporation, together with its subsidiaries. References to fiscal years refer to the year ended or ending on January 31 of that year. For example, our fiscal year ended January 31, 2014 is referred to as “fiscal 2014.”
Overview
G-III designs, manufactures and markets an extensive range of apparel, including outerwear, dresses, sportswear, swimwear, women’s suits and women’s performance wear, as well as footwear, luggage and women’s handbags, small leather goods and cold weather accessories. We sell our products under our own proprietary brands, licensed brands and private retail labels.
Owned Brands:   G-III sells swimwear, resort wear and related accessories under our own Vilebrequin brand and footwear, apparel and accessories under our own Bass and G.H. Bass brands. We also sell a variety of apparel products under our other owned brands that include Andrew Marc, Marc New York, Jessica Howard, Eliza J and Black Rivet.
Licensed Brands:   We sell products under an extensive portfolio of well-known licensed brands, including Calvin Klein, Kenneth Cole, Guess?, Cole Haan and Tommy Hilfiger. In our team sports business, we have licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and over 100 U.S. colleges and universities.
We have grown rapidly during the past few years with net sales increasing from $1.23 billion in fiscal 2012 to $1.72 billion in fiscal 2014. Our net income increased from $49.6 million, or $2.46 per diluted share, in fiscal 2012 to $77.4 million, or $3.71 per diluted share, in fiscal 2014.
Our products are sold through a cross section of leading retailers such as Macy’s, Bloomingdale’s, Nordstrom, Neiman Marcus, Saks Fifth Avenue, Lord & Taylor, The Bon-Ton Stores, Dillard’s and JC Penney.
We also distribute through our own retail stores. Our retail operations segment consists primarily of our Wilsons and G.H. Bass stores, substantially all of which are operated as outlet stores. As of April 30, 2014, we operated 168 Wilsons stores, 156 G.H. Bass stores, as well as five Andrew Marc stores and three Calvin Klein Performance stores, in 41 states and Puerto Rico. In addition, Vilebrequin sells its products in the United States and over 50 countries around the world through a network of company owned and franchised specialty retail stores and shops, as well as through select wholesale distribution.
We have acquired businesses that have broadened our product offerings, expanded our ability to serve different tiers of distribution and added a retail component to our business. Our acquisitions are part of our strategy to expand our product offerings and increase the portfolio of proprietary and licensed brands that we offer through different tiers of retail distribution.
In November 2013, we acquired the business of G.H. Bass & Co., a well-known heritage brand that developed the iconic original penny loafer (known as “Weejuns”). Bass footwear, apparel and accessories are sold primarily through our G.H. Bass outlet stores located in the United States. The brand is also licensed for the wholesale distribution of men’s and women’s footwear and men’s sportswear.

In August 2012, we acquired Vilebrequin, a premier provider of status swimwear, resort wear and related accessories. Vilebrequin sells its products through a network of company owned and franchised specialty retail stores and shops, as well as through select wholesale distribution. We believe that Vilebrequin is capable of significant worldwide expansion.
We have three reportable segments, licensed products, non-licensed products and retail operations. The licensed products segment includes sales of products under brands licensed by us from third parties. The non-licensed products segment includes sales of products under our own brands and private label brands. The retail operations segment consists primarily of our Wilsons and G.H. Bass stores, as well as a limited number of Andrew Marc retail stores and Calvin Klein Performance stores.
Competitive Strengths
We intend to capitalize on the following competitive strengths in order to achieve our goal of creating an all-season diversified apparel company:
Broad portfolio of recognized brands.   We have built a broad and deep portfolio of over 40 licensed and proprietary brands. We believe we are a licensee of choice for well-known brands that have built a loyal following of both fashion-conscious consumers and retailers who desire high quality, well designed products. We have selectively added the licensing rights to premier brands in women’s, men’s and sports categories catering to a wide range of customers. In an environment of rapidly changing consumer fashion trends, we benefit from a balanced mix of well-established and newer brands. In addition to our licensed brands, we own several successful proprietary brands, including Vilebrequin, Bass, G.H. Bass, Andrew Marc, Marc New York and Eliza J. Our experience in developing and acquiring licensed brands and proprietary labels, as well as our reputation for producing high quality, well-designed apparel, has led major department stores and retailers to select us as a designer and manufacturer for their private label programs.
Diversified distribution base.   We market our products at multiple price points and across multiple channels of distribution, allowing us to provide products to a broad range of consumers, while reducing our reliance on any one demographic segment, merchandise preference or distribution channel. Our products are sold to approximately 3,100 customers, including a cross section of retailers such as Macy’s, Nordstrom, Saks Fifth Avenue, Lord & Taylor, Dillard’s, JC Penney, TJX Companies and Ross Stores, and membership clubs such as Costco and Sam’s Club. As a result of our broad distribution platform, we believe we are a licensee and supplier of choice and can more easily adapt to changes in the retail environment. We believe our strong relationships with retailers have been established through many years of personal customer service and adherence to meeting or exceeding retailer expectations. Our Wilsons and Andrew Marc retail stores provide an additional distribution network for our products. We distribute our Vilebrequin products through a network of company owned and franchised specialty retail stores and shops, as well as through select wholesale distribution, and distribute our Bass and G.H. Bass products through our outlet stores and through licensees.
Superior design, sourcing and quality control.   Our in-house design and merchandising team designs substantially all of our licensed, proprietary and private label products. Our designers work collaboratively with our licensors and private label customers to create designs and styles that represent the look they want. We have a network of worldwide suppliers that allows us to negotiate competitive terms without relying on any single vendor. In addition, we employ a quality control team and a sourcing group in China to ensure the quality of our products. We believe we have developed a significant customer following and positive reputation in the industry as a result of our design capabilities, sourcing expertise, on-time delivery and high standards of quality control. Our acquisition of Vilebrequin added experienced design capability and additional sourcing resources in Europe. With its distinctive product design and construction, Vilebrequin, unlike the rest of our business, relies on two manufacturers for the substantial majority of its product.
Leadership position in the wholesale business.   As one of the largest wholesalers of outerwear, dresses and sportswear, we are widely recognized within the apparel industry for our high-quality and well-designed products. Our expertise and reputation in designing, manufacturing and marketing apparel have enabled us to build strong customer relationships and to become one of the leading dress suppliers in the United States over the past several years. We have also expanded into women’s performance wear and other apparel categories, as well as to non-apparel categories such as luggage, handbags, small leather goods and accessories.

Experienced management team.   Our executive management team has worked together for a significant period of time and has extensive experience in the apparel industry. Morris Goldfarb, our Chairman, Chief Executive Officer and President, has been with us for almost 40 years. Sammy Aaron, our Vice Chairman, joined us in 2005 when we acquired Marvin Richards.
Wayne S. Miller, our Chief Operating Officer, has been with us for over 15 years and Neal S. Nackman, our Chief Financial Officer, has been with us for over 10 years. Each of our executive officers has over 30 years of experience in the apparel business. Our leadership team has demonstrated experience in successfully acquiring, managing, integrating and positioning new businesses having completed seven acquisitions over the last nine years while also adding numerous new licensed products.
Growth Strategy
Our goal is to build an all-season diversified apparel company with a broad portfolio of brands that we offer in multiple channels of retail distribution through the following growth strategies:
Execute diversification initiatives.   We are continually seeking opportunities to produce products for all seasons. We have initiated the following diversification efforts:
•
  In November 2013, we acquired G.H. Bass, a well-known heritage brand that sells footwear, apparel and accessories. This acquisition continued the diversification of our product offerings and expanded the scope of our retail business that started with our acquisition of Wilsons in 2008. We expect to apply the expertise of our Wilsons team to the operations of the G.H. Bass business and be able to leverage the infrastructure at Wilsons to benefit Bass.
•
  In August 2012, we acquired Vilebrequin, a premier provider of status swimwear, resort wear and related accessories. We believe that Vilebrequin is a powerful brand and expect to add more company owned and franchised retail locations and increase our wholesale distribution throughout the world, as well as develop the business beyond its heritage in men’s swimwear, resort wear and related accessories.
•
  We have continually expanded our relationship with Calvin Klein. Initially, we had licenses for Calvin Klein men’s and women’s outerwear. Between 2005 and 2011, we added licenses for women’s suits, dresses, women’s performance wear, women’s better sportswear, women’s handbags and small leather goods and luggage, as well as to operate Calvin Klein Performance retail stores in the United States and China. In April 2013, we added a license for Calvin Klein men’s and women’s swimwear that became effective as of December 1, 2013. Most recently, in March 2014, the current term of each of our Calvin Klein license agreements was extended to December 31, 2023.
•
  In December 2012, we entered into a license agreement covering a broad range of women’s apparel under the Ivanka Trump brand including women’s sportswear, dresses, women’s suits and women’s outerwear. We began shipping Ivanka Trump products in the third quarter of fiscal 2014 and believe this line has excellent potential for expansion.
Continue to grow our apparel business.   We have been a leader in the apparel business for many years and believe we can continue to grow our apparel business. Specifically, our Calvin Klein businesses benefit from Calvin Klein’s strong brand awareness and loyalty among consumers. Our acquisition of Andrew Marc added two well-known proprietary brands in the men’s and women’s apparel market, as well as licenses for men’s and women’s outerwear under the Levi’s and Dockers brands. More recently, we added licenses for a variety of apparel products under the Kensie and Ivanka Trump brands and for women’s outerwear under the Tommy Hilfiger brand.
Add new product categories.   We have been able to leverage our expertise and experience in the apparel business, our relationships with our licensors and our sourcing capabilities to expand our licenses to new product categories such as dresses, sportswear, women’s suits, women’s performance wear and men’s and women’s swimwear. We expanded our licenses with Calvin Klein beyond apparel categories to include luggage, women’s handbags, small leather goods and cold weather accessories. In addition, we added luggage to the products we sell under the Tommy Hilfiger brand and added swimwear, resort wear and related accessories as a result of our acquisition of Vilebrequin. Most recently, our acquisition of G.H. Bass added footwear to our product mix. We will attempt to expand our distribution of products in these and other categories under licensed brands, our own brands and private label brands.
Seek attractive acquisitions.   We plan to pursue acquisitions of complementary product lines and businesses. We continually review acquisition opportunities. Most recently, we acquired G.H. Bass, a well-known heritage brand that operates over 150 outlet stores, and Vilebrequin, which provides us with a premier brand selling status products worldwide. As a result of other acquisitions, we added name-brand licenses, including Calvin Klein, Guess?, Ellen Tracy, Tommy Hilfiger, Levi’s and Dockers, as well as proprietary labels and private label programs. We acquired our Jessica Howard and Eliza J dress businesses and Andrew Marc, each of which added to our portfolio of proprietary brands. We also acquired the Wilsons Leather outlet store business. Our acquisitions have increased our portfolio of licensed and proprietary brands, allowed us to realize economies of scale and added a retail component to our business. We believe that our existing infrastructure and management depth will enable us to complete additional acquisitions in the apparel industry.
Corporate Information
Our principal executive offices are located at 512 Seventh Avenue, New York, New York 10018, and our telephone number is (212) 403-0500. Our website is located at http://www.g-iii.com. We make available our periodic reports and other information filed with or furnished to the SEC, free of charge through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference herein, does not constitute a part of this prospectus, and you should not consider information on our website in deciding to purchase shares of our common stock.

The Offering
Common stock offered by us
1,500,000 shares.
Option to purchase additional common stock from us
225,000 shares.
Common stock outstanding before and after this offering
20,554,616 shares and 22,054,616 shares.
Use of proceeds
We expect the net proceeds from this offering will be approximately $111.8 million (or $128.6 million if the underwriters exercise their option to purchase additional common stock from us in full), after deducting underwriting discounts and commissions, as described in “Underwriting,” and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for general corporate purposes, including, among other things, future acquisitions. Pending such uses, we intend to pay down outstanding debt under our credit agreement (approximately $63.0 million as of April 30, 2014) and invest the balance of the net proceeds in short-term, investment grade securities. See “Use of Proceeds” on page S-23 of this prospectus supplement.
Exchange listing
Our common stock is listed on The NASDAQ Global Select Market under the symbol “GIII.”
Risk factors
You should carefully read and consider the information beginning on page S-8 of this prospectus supplement set forth under the heading “Risk Factors” and all other information in this prospectus, including the information incorporated by reference, before deciding to invest in our common stock.
The number of shares of common stock to be outstanding after this offering is based on 20,554,616 shares outstanding as of June 20, 2014. It excludes, as of that date:
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  241,638 shares of common stock issuable upon the exercise of outstanding options, with a weighted average exercise price of $22.03 per share;
•
  988,629 shares of common stock issuable upon the vesting of restricted stock awards; and
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  729,691 shares of common stock reserved for future grants under our stock incentive plans.
Except as otherwise noted, the information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional common stock from us.

Summary Historical Financial and Operating Data
The following table presents summary consolidated historical financial and operating data for us for the periods and as of the dates presented. The following table should be read in conjunction with “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes appearing in our Annual Report on Form 10-K for the year ended January 31, 2014, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2014, both of which are incorporated by reference into this prospectus supplement.
The selected consolidated financial data set forth below as of and for the fiscal years ended January 31, 2012, 2013 and 2014 are derived from our audited historical consolidated financial statements incorporated by reference into this prospectus supplement. The selected consolidated financial data set forth below as of and for the fiscal quarterly periods ended April 30, 2013 and April 30, 2014 are derived from our unaudited historical consolidated financial statements incorporated by reference in this prospectus supplement, and, in the opinion of management, include all adjustments (inclusive only of normally recurring adjustments) necessary for a fair presentation. Our historical results are not necessarily indicative of results that may be expected for any future period and our historical results for an interim period are not necessarily indicative of results for a full year.
Consolidated Statement of Income Data:

	Fiscal year ended January 31,			Three months ended
	2012	2013	2014	April 30, 2013	April 30, 2014
	(In thousands, except per share amounts)
Net sales	$1,231,201	$1,399,719	$1,718,231	$272,615	$366,192
Cost of goods sold	860,485	948,082	1,132,598	180,223	236,015
Gross profit	370,716	451,637	585,633	92,392	130,177
Selling, general and administrative expenses	277,019	341,242	440,506	85,828	122,441
Depreciation and amortization	7,473	9,907	13,676	3,121	4,227
Operating profit	86,224	100,488	131,451	3,443	3,509
Equity loss in joint venture	1,271	719	—	—	—
Interest and financing charges, net	5,713	7,764	9,223	1,777	1,752
Income before income taxes	79,240	92,005	122,228	1,666	1,757
Income tax expense	29,620	35,436	45,826	633	668
Net income	49,620	56,569	76,402	1,033	1,089
Add: Loss attributable to noncontrolling interest	—	306	958	85	201
Net income attributable to G-III	49,620	56,875	77,360	1,118	1,290
Net income per common share
Basic:
Net Income per common share	2.51	2.84	3.81	0.06	0.06
Weighted average number of shares outstanding	19,796	20,006	20,323	20,161	20,488
Diluted:
Net income per common share	2.46	2.80	3.71	0.05	0.06
Weighted average number of shares outstanding	20,192	20,280	20,864	20,402	21,022

Consolidated Balance Sheet Data:

	As of January 31,			As of April 30,
	2012	2013	2014	2013	2014
	(In thousands)
Working capital	$288,259	$283,369	$344,964	$272,824	$342,618
Total assets	546,103	717,772	830,897	664,225	803,135
Short-term debt	30,050	65,000	48,843	76,088	62,950
Long-term debt	—	19,778	20,560	19,231	20,537
Total stockholders’ equity	357,972	429,240	521,996	431,154	526,505

RISK FACTORS
Our business is subject to uncertainties and risks. Before you invest in our common stock you should carefully consider the following risk factors and those included in our Annual Report on Form 10-K for the year ended January 31, 2014, which is incorporated by reference into this prospectus supplement, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents we incorporate by reference. The risks discussed below and in the foregoing documents are the material risks of which we are currently aware; however, they may not be the only risks that we may face. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business. If any of these risks develop into actual events, it could materially and adversely affect our business, financial condition, results of operations and cash flows, the trading price of our common stock could decline and you may lose all or part of your investment. Please also read “Special Note Regarding Forward-Looking Statements.”
Risk Factors Relating to Our Licensed and Non-Licensed Products Business
The failure to maintain our license agreements could cause us to lose significant revenues and have a material adverse effect on our results of operations.
We are dependent on sales of licensed products for a substantial portion of our revenues. In fiscal 2014, net sales of licensed product accounted for 64.1% of our net sales compared to 67.3% of our net sales in fiscal 2013 and 65.5% of our net sales in fiscal 2012.
We are generally required to achieve specified minimum net sales, make specified royalty and advertising payments and receive prior approval of the licensor as to all design and other elements of a product prior to production. License agreements also may restrict our ability to enter into other license agreements for competing products or acquire businesses that produce competing products. If we do not satisfy any of these requirements or receive approval with respect to a restricted transaction, a licensor usually will have the right to terminate our license. Even if a licensor does not terminate our license, the failure to achieve net sales sufficient to cover our required minimum royalty payments could have a material adverse effect on our results of operations. If a license contains a renewal provision, there are usually minimum sales and other conditions that must be met in order to be able to renew a license. Even if we comply with all the terms of a license agreement, we cannot be sure that we will be able to renew an agreement when it expires even if we desire to do so. The failure to maintain or renew our license agreements could cause us to lose significant revenue and have a material adverse effect on our results of operations.
Our success is dependent on the strategies and reputation of our licensors, including in particular, Calvin Klein.
Our business strategy is to offer our products on a multiple brand, multiple channel and multiple price point basis. As a part of this strategy, we license the names and brands of numerous recognized companies, designers and celebrities. In entering into these license agreements, we plan our products to be targeted towards different market segments based on consumer demographics, design, suggested pricing and channel of distribution. If any of our licensors decides to “reposition” its products under the brands we license from them, introduce similar products under similar brand names or otherwise change the parameters of design, pricing, distribution, target market or competitive set, we could experience a significant downturn in that brand’s business, adversely affecting our sales and profitability. In addition, as licensed products may be personally associated with designers or celebrities, our sales of those products could be materially and adversely affected if any of those individuals’ images, reputations or popularity were to be negatively impacted.
Any adverse change in our relationship with PVH Corp. would have a material adverse effect on our results of operations.
We have ten different license agreements relating to a variety of products sold under the Calvin Klein brand that is owned by PVH Corp. Sales of Calvin Klein product constitute a majority of our sales of licensed products. Any change by PVH in the marketing of products sold under the Calvin Klein label or any adverse change in the consumer’s perception of the Calvin Klein brand could have a material adverse effect on our results of operations. We have three license agreements for products sold under the Tommy Hilfiger brand, which is also owned by PVH. Any adverse change in our relationship with PVH would have a material adverse effect on our results of operations.

If our customers change their buying patterns, request additional allowances, develop their own private label brands or enter into agreements with national brand manufacturers to sell their products on an exclusive basis, our sales to these customers could be materially adversely affected.
Our customers’ buying patterns, as well as the need to provide additional allowances to customers, could have a material adverse effect on our business, results of operations and financial condition. Customers’ strategic initiatives, including developing their own private labels brands, selling national brands on an exclusive basis or reducing the number of vendors they purchase from, could also impact our sales to these customers. There is a trend among major retailers to concentrate purchasing among a narrowing group of vendors. To the extent that any of our key customers reduces the number of its vendors and, as a result, reduces or eliminates purchases from us, there could be a material adverse effect on us.
We have significant customer concentration, and the loss of one of our large customers could adversely affect our business.
Our 10 largest customers, all of which are department or discount store groups, accounted for approximately 61.3% of our net sales in fiscal 2014, 63.7% of our net sales in fiscal 2013 and 63.3% of our net sales in fiscal 2012, with the Macy’s Inc. group accounting for approximately 21.0% of our net sales in fiscal 2014. Consolidation in the retail industry could increase the concentration of our sales to our largest customers. We do not have long-term contracts with any customers, and sales to customers generally occur on an order-by-order basis that may be subject to cancellation or rescheduling by the customer. A decision by our major customers to decrease the amount of merchandise purchased from us, increase the use of their own private label brands, sell a national brand on an exclusive basis or change the manner of doing business with us could reduce our revenues and materially adversely affect our results of operations. The loss of any of our large customers, or the bankruptcy or serious financial difficulty of any of our large customers, could have a material adverse effect on us.
If we miscalculate the market for our products, we may end up with significant excess inventories for some products and missed opportunities for others.
We often produce products to hold in inventory in order to meet our customers’ delivery requirements and to be able to quickly fulfill reorders. If we misjudge the market for our products, we may be faced with significant excess inventories for some products and missed opportunities for others. In addition, weak sales and resulting markdown requests from customers could have a material adverse effect on our results of operations.
We are subject to the risks of doing business abroad.
Our arrangements with foreign manufacturers are subject to the usual risks of doing business abroad, including currency fluctuations, political or labor instability and potential import restrictions, duties and tariffs. We do not maintain insurance for the potential lost profits due to disruptions of our overseas manufacturers. Because our products are produced abroad, primarily in China, political or economic instability in China or elsewhere could cause substantial disruption in the business of our foreign manufacturers. For example, in the past, the Chinese government has reduced tax rebates to factories for the manufacture of textile and leather garments. The rebate reduction resulted in factories seeking to recoup more of their costs from customers, resulting in higher prices for goods imported from China. This tax rebate has been reinstated in certain instances. However, new or increased reductions in this rebate would cause an increase in the cost of finished products from China which could materially adversely affect our financial condition and results of operations.
Heightened terrorism security concerns could subject imported goods to additional, more frequent or more thorough inspections. This could delay deliveries or increase costs, which could adversely impact our results of operations. In addition, since we negotiate our purchase orders with foreign manufacturers in United States dollars, the decline in value of the United States dollar against local currencies would negatively impact our cost in dollars of product sourced from these manufacturers. We are not currently engaged in any hedging activities to protect against currency risks. If there is downward pressure on the value of the dollar, our purchase prices for our products could increase. We may not be able to offset an increase in product costs with a price increase to our customers.

Risks Relating to Our Retail Business
The expansion of our retail business through the acquisition of G.H. Bass involves significant costs and uncertainties. We will need to improve the results of operations of the G.H. Bass outlet stores in order for these stores to operate profitably for us.
In November 2013, we acquired the G.H. Bass business, which included the operation of 156 outlet stores as of January 31, 2014. Managing the Bass outlet stores requires the expenditure of our time and resources. Prior to our acquisition of the G.H. Bass outlet stores, these stores as a whole were experiencing declines in comparable stores sales, sales per square foot and gross margins. We will need to improve store operations and change the product mix offered at these stores in order for these stores to operate profitably for us. We had no experience operating a retail chain that is primarily known for footwear prior to this acquisition and cannot be sure we will be able to improve the operations of these stores. If we cannot improve the results of operations of these stores sufficiently for them to be profitable, this acquisition could have a material adverse effect on our results of operations.
Leasing of significant amounts of real estate exposes us to possible liabilities and losses.
All of the stores operated by us are leased. Accordingly, we are subject to all of the risks associated with leasing real estate. Store leases generally require us to pay a fixed minimum rent and a variable amount based on a percentage of annual sales at that location. We generally cannot cancel our leases. If an existing or future store is not profitable, and we decide to close it, we may be committed to perform certain obligations under the applicable lease including, among other things, paying rent for the balance of the applicable lease term. As each of our leases expires, if we do not have a renewal option, we may be unable to negotiate a renewal on commercially acceptable terms or at all, which could cause us to close stores in desirable locations. In addition, we may not be able to close an unprofitable store due to an existing operating covenant, which may cause us to operate the location at a loss and prevent us from finding a more desirable location.
Our retail stores are heavily dependent on the ability and desire of consumers to travel and shop. A reduction in the volume of outlet mall traffic could adversely affect our retail sales.
Substantially all of our retail stores are operated as outlet stores and located in larger outlet centers, which are typically located in or near vacation destinations or away from large population centers where department stores and other traditional retailers are concentrated. Economic uncertainty in the U.S., fuel shortages, increased fuel prices, travel concerns and other circumstances, which would lead to decreased travel, could have a material adverse effect on sales at our outlet stores. Other factors which could affect the success of our outlet stores include:
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  the location of the outlet mall or the location of a particular store within the mall;
•
  the other tenants occupying space at the outlet mall;
•
  increased competition in areas where the outlet malls are located;
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  a continued downturn in the economy generally or in a particular area where an outlet mall is located; and
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  the amount of advertising and promotional dollars spent on attracting consumers to the outlet malls.
Sales at our outlet stores are derived, in part, from the volume of traffic at the malls where our stores are located. Our outlet stores benefit from the ability of a mall’s other tenants and other area attractions to generate consumer traffic in the vicinity of our stores and the continuing popularity of outlet malls as shopping destinations. A reduction in outlet mall traffic as a result of these or other factors could materially adversely affect our business.
The retail business is intensely competitive and increased or new competition could have a material adverse effect on us.
The retail industry is intensely competitive. We compete against a diverse group of retailers, including, among others, other outlet stores, department stores, specialty stores, warehouse clubs and e-commerce retailers. We also compete in particular markets with a number of retailers that specialize in the products that we sell. A number of different competitive factors could have a material adverse effect on our retail business, results of operations and financial condition including:
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  increased operational efficiencies of competitors;
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  competitive pricing strategies, including deep discount pricing by a broad range of retailers during periods of poor consumer confidence or economic instability;
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  expansion of product offerings by existing competitors;
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  entry by new competitors into markets in which we operate retail stores; and
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  adoption by existing competitors of innovative retail sales methods.
We may not be able to continue to compete successfully with our existing or new competitors, or be assured that prolonged periods of deep discount pricing by our competitors will not have a material adverse effect on our business.
Risk Factors Relating to Our Vilebrequin Business
Expansion of our business as a result of the acquisition of Vilebrequin involves costs and uncertainties.
In August 2012, we acquired Vilebrequin, a premier provider of status swimwear, resort wear and related accessories. Vilebrequin sells its products through a network of both owned and franchised specialty retail stores and shops, as well as through select wholesale distribution. While we have operated outlet stores for several years, we had not previously operated a full price retail chain that includes both owned and franchised stores. Our success with Vilebrequin will be dependent, in part, on our ability to protect and enhance the reputation and status of the Vilebrequin brand. In addition, Vilebrequin’s key swimwear products have a distinctive design and construction utilizing a specialized fabric. As a result, Vilebrequin sources a significant majority of its product with only two manufacturers. Any disruption in the operations of these manufacturers could create an inability to supply required goods to our stores or to our wholesale customers in a timely fashion or without a significant delay, as we may not be able to quickly find another manufacturer that can meet Vilebrequin’s production requirements. Managing the Vilebrequin business will require the expenditure of a significant amount of our time and resources. Operation of an international retail and wholesale business could divert our management’s time and resources from our core domestic business and could negatively impact our results of operations.
Our ability to successfully integrate the operations of Vilebrequin and to capitalize on growth in new international markets is subject to risks associated with international operations.
Our ability to integrate the operations of Vilebrequin into our company is important in order for us to realize the intended benefits of this acquisition. Vilebrequin’s international operations may make it more difficult for us to accomplish this integration. Our ability to capitalize on this acquisition and successfully expand into international markets is subject to risks associated with international operations. These include:
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  the burdens of complying with a variety of foreign laws and regulations, including trade and labor restrictions;
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  compliance with U.S. and other country laws relating to foreign operations, including the Foreign Corrupt Practices Act, which prohibits U.S. companies from making improper payments to foreign officials for the purpose of obtaining or retaining business;
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  unexpected changes in regulatory requirements; and
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  new tariffs or other barriers in some international markets.
We are also subject to general political and economic risks in connection with Vilebrequin’s international operations, including:
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  political instability and terrorist attacks;
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  changes in diplomatic and trade relationships; and
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  general and economic fluctuations in specific countries or markets.

Changes in regulatory, geopolitical, social or economic policies and other factors may have a material adverse effect on our Vilebrequin business in the future or may require us to exit a particular market or significantly modify our current business practices.
Our expansion into the European market exposes us to uncertain economic conditions in the Euro zone.
Demand for our products depends in part on the general economic conditions affecting the countries in which we do business. With the acquisition of Vilebrequin, we have significantly expanded our presence in the European market. Recently, the economic situation in Europe has been unstable, arising from concerns that certain European countries may default in payments due on their national debt obligations and from related European financial restructuring efforts, as well as overall weak economic performance within the European market. If such defaults were to occur, or if European financial restructuring efforts create their own instability, current instability in the global credit markets may increase. Continued financial instability in Europe could adversely affect our European operations and, in turn, could have a material adverse effect on us.
We have foreign currency exposures relating to buying, selling and financing in currencies other than the U.S. dollar, our functional currency.
We have foreign currency exposure related to foreign denominated revenues and costs, which must be translated into U.S. dollars. Fluctuations in foreign currency exchange rates (particularly any strengthening of the U.S. dollar relative to the Euro) may adversely affect our reported earnings and the comparability of period-to-period results of operations. In addition, while certain currencies (notably the Hong Kong dollar and Chinese Renminbi) are currently fixed or managed in value in relation to the U.S. dollar by foreign central banks or governmental entities, such conditions may change, thereby exposing us to various risks as a result.
Certain of our foreign operations purchase products from suppliers denominated in U.S. dollars and Euros, which may expose such operations to increases in cost of goods sold (thereby lowering profit margins) as a result of foreign currency fluctuations. Our exposures are primarily concentrated in the Euro. Changes in currency exchange rates may also affect the relative prices at which we and our foreign competitors purchase and sell products in the same market and the cost of certain items required in our operations. In addition, certain of our foreign operations have receivables or payables denominated in currencies other than their functional currencies, which exposes such operations to foreign exchange losses as a result of foreign currency fluctuations. Such fluctuations in foreign currency exchange rates could have an adverse effect on our business, results of operations and financial condition.
Risk Factors Relating to the Operation of Our Business
If we lose the services of our key personnel, our business will be harmed.
Our future success depends on Morris Goldfarb, our Chairman, Chief Executive Officer and President, and other key personnel. The loss of the services of Mr. Goldfarb and any negative market or industry perception arising from the loss of his services could have a material adverse effect on us and the price of our shares. Our other executive officers have substantial experience and expertise in our business and have made significant contributions to our success. The unexpected loss of services of one or more of these individuals could also adversely affect us.
We have expanded our business through acquisitions that could result in diversion of resources, an inability to integrate acquired operations and extra expenses. This could disrupt our business and adversely affect our financial condition.
Part of our growth strategy is to pursue acquisitions. The negotiation of potential acquisitions as well as the integration of acquired businesses could divert our management’s time and resources. Acquired businesses may not be successfully integrated with our operations. We may not realize the intended benefits of any acquisition, such as our recent acquisitions of G.H. Bass and Vilebrequin.

Acquisitions could also result in:
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  substantial cash expenditures;
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  potentially dilutive issuances of equity securities;
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  the incurrence of debt and contingent liabilities;
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  a decrease in our profit margins;
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  amortization of intangibles and potential impairment of goodwill;
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  reduction of management attention to other parts of our business;
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  failure to generate expected financial results or reach business goals; and
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  increased expenditures on human resources and related costs.
If acquisitions disrupt our operations, our business may suffer.
We may need additional financing to continue to grow.
The continued growth of our business, including as a result of acquisitions, depends on our access to sufficient funds to support our growth. Our primary source of working capital to support our growth is our line of credit which currently extends to August 2017. Our need for working capital has increased significantly as a result of our seven acquisitions since July 2005, our addition of new licenses and the expansion of our business. The maximum available under our line of credit has increased from $110 million prior to our acquisitions in July 2005 to its current level of $450 million, which resulted from a new credit agreement that increased our maximum availability by $150 million at the time we acquired Vilebrequin in August 2012. Our growth is dependent on our ability to continue to be able to extend and increase our line of credit. If we are unable to refinance our debt, we cannot be sure we will be able to secure alternative financing on satisfactory terms or at all. The loss of the use of this credit facility or the inability to replace this facility when it expires would materially impair our ability to operate our business.
Our business is highly seasonal. Our results of operations may suffer in the event that the weather is unusually warm during the peak selling season.
Retail sales of apparel have traditionally been seasonal in nature. In prior years we have been dependent on our sales from July through November for the substantial majority of our net sales and net income. Net sales in the months of July through November accounted for approximately 57% of our net sales in fiscal 2014, 58% of our net sales in fiscal 2013 and 60% of our net sales in fiscal 2012. Our Wilsons and G.H. Bass retail businesses are also highly seasonal, with the third and fourth fiscal quarters accounting for a significant majority of their sales and operating income. As a result, we are highly dependent on our results of operations during the second half of our fiscal year. Any difficulties we may encounter during this period as a result of weather or disruption of manufacturing or transportation of our products will have a magnified effect on our net sales and net income for the year. In addition, because of the large amount of outerwear we sell at both wholesale and retail, unusually warm weather conditions during the peak fall and winter outerwear selling season, including as a result of any change in historical climate patterns, could have a material adverse effect on our results of operations. Our quarterly results of operations for our retail business also may fluctuate based upon such factors as the timing of certain holiday seasons, the number and timing of new store openings, the acceptability of seasonal merchandise offerings, the timing and level of markdowns, store closings and remodels, competitive factors, weather and general economic conditions. The second half of the year is expected to continue to provide a disproportionate amount of our net sales and almost all of our net income for the foreseeable future.
Extreme or unseasonable weather conditions could adversely affect our business.
Extreme weather events and changes in weather patterns can influence customer trends and shopping habits. Extended periods of unseasonably warm temperatures during the winter season or cool weather during the summer season may diminish demand for our seasonal merchandise. Heavy snowfall, hurricanes or other severe weather events in the areas in which our retail stores and the retail stores of our wholesale customers are located may decrease customer traffic in those stores and reduce our sales and profitability. If severe weather events were to force closure of or disrupt operations at the distribution centers we use for our merchandise, we could incur higher costs and experience longer lead times to distribute our products to our retail stores, wholesale customers or e-commerce customers. If prolonged, such extreme or unseasonable weather conditions could adversely affect our business, financial condition and results of operations.
If we are unable to successfully translate market trends into attractive product offerings, our sales and profitability could suffer.
Our ability to successfully compete depends on a number of factors, including our ability to effectively anticipate, gauge and respond to changing consumer demands and tastes across multiple product lines and tiers of distribution. We are required to translate market trends into attractive product offerings and operate within substantial production and delivery constraints. We cannot be sure we will continue to be successful in this regard. We need to anticipate and respond to changing trends quickly, efficiently and effectively in order to be successful.
Expansion of our product offerings involves significant costs and uncertainty and could adversely affect our results of operations.
An important part of our strategy is to expand the types of products we offer. During the past few years, we have added licenses for new lines of women’s suits, dresses, performance wear, sportswear and men’s and women’s swimwear, as well as luggage and women’s handbags and small leather goods. In August 2012, we acquired Vilebrequin, a manufacturer of swimwear, resort wear and related accessories and, in November 2013, we acquired, G.H. Bass, a manufacturer of footwear. We had limited prior experience designing, manufacturing and marketing these types of products. We intend to continue to add additional product lines in the future. As is typical with new products, demand and market acceptance for any new products we introduce will be subject to uncertainty. Designing, producing and marketing new products require substantial expenditures. We cannot be certain that our efforts and expenditures will successfully generate sales or that sales that are generated will be sufficient to cover our expenditures.
We are subject to the risk of inventory loss and theft.
Efficient inventory management is a key component of our business success and profitability. To be successful, we must maintain sufficient inventory levels to meet the demands of our wholesale and retail customers without allowing those levels to increase to such an extent that the costs to store and hold the goods unduly impacts our financial results. If our buying decisions do not accurately predict customer trends or purchasing actions, we may have to take unanticipated markdowns to dispose of the excess inventory, which also can adversely impact our financial results. We continue to focus on ways to reduce these risks, but we cannot be certain you that we will continue to be successful in our inventory management. If we are not successful in managing our inventory balances, our cash flows from operations may be negatively affected.
We have experienced inventory shrinkage in the past, and we cannot be certain that incidences of inventory loss and theft will decrease in the future or that the measures we are taking will effectively reduce the problem of inventory shrinkage. Although some level of inventory shrinkage is an unavoidable cost of doing business, if we were to experience higher rates of inventory shrinkage or incur increased security costs to combat inventory theft, our financial condition could be affected adversely.
Fluctuations in the price, availability and quality of materials used in our products could have a material adverse effect on our cost of goods sold and our ability to meet our customers’ demands.
Fluctuations in the price, availability and quality of raw materials used in our products could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. We compete with numerous entities for supplies of materials and manufacturing capacity. Raw materials are vulnerable to adverse climate conditions, animal diseases and natural disasters that can affect the supply and price of raw materials. We may not be able to pass on all or any portion of higher material prices to our customers. For example significant increases in the price of raw materials occurred during fiscal 2012. Future increases in raw material prices could have an adverse effect on our results of operations.

Any raw material price increase or increase in costs related to the transport of our products (primarily petroleum costs) could increase our cost of sales and decrease our profitability unless we are able to pass higher prices on to our customers. In addition, if one or more of our competitors is able to reduce its production costs by taking greater advantage of any reductions in raw material prices, favorable sourcing agreements or new manufacturing technologies (which enable manufacturers to produce goods on a more cost-effective basis) we may face pricing pressures from those competitors and may be forced to reduce our prices or face a decline in net sales, either of which could have an adverse effect on our business, results of operations or financial condition.
Our trademark and other intellectual property rights may not be adequately protected.
We believe that our trademarks and other proprietary rights are important to our success and our competitive position. We may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot be sure that the actions we have taken to establish and protect our trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others.
In the course of our attempts to expand into foreign markets, we may experience conflicts with various third parties who have acquired ownership rights in certain trademarks, which would impede our use and registration of some of our trademarks. Such conflicts are common and may arise from time to time as we pursue international expansion, such as with our acquisition of Vilebrequin. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as the laws of the United States. Enforcing rights to our intellectual property may be difficult and expensive, and we may not be successful in combating counterfeit products and stopping infringement of our intellectual property rights, which could make it easier for competitors to capture market share. Furthermore, our efforts to enforce our trademark and other intellectual property rights may be met with defenses, counterclaims and countersuits attacking the validity and enforceability of our trademark and other intellectual property rights. If we are unsuccessful in protecting and enforcing our intellectual property rights, continued sales of such competing products by third parties could harm our brands and adversely impact our business, financial condition and results of operations.
We are dependent upon foreign manufacturers.
We do not own or operate any manufacturing facilities. We also do not have long-term written agreements with any of our manufacturers. As a result, any of these manufacturers may unilaterally terminate its relationship with us at any time. Almost all of our products are imported from independent foreign manufacturers. The failure of these manufacturers to meet required quality standards could damage our relationships with our customers. In addition, the failure by these manufacturers to ship products to us in a timely manner could cause us to miss the delivery date requirements of our customers. The failure to make timely deliveries could cause customers to cancel orders, refuse to accept delivery of products or demand reduced prices.
We are also dependent on these manufacturers for compliance with our policies and the policies of our licensors and customers regarding labor practices employed by factories that manufacture product for us. Any failure by these manufacturers to comply with required labor standards or any other divergence in their labor or other practices from those generally considered ethical in the United States and the potential negative publicity relating to any of these events, could result in a violation by us of our license agreements and harm us and our reputation. In addition, a manufacturer’s failure to comply with safety or content regulations and standards could result in substantial liability and harm to our reputation.
If we do not successfully upgrade, maintain and secure our information systems to support the needs of our organization, this could have an adverse impact on the operation of our business.
We rely heavily on information systems to manage operations, including a full range of financial, sourcing, retail and merchandising systems, and regularly make investments to upgrade, enhance or replace these systems. The reliability and capacity of information systems is critical. Despite our preventative efforts, our systems are vulnerable from time to time to damage or interruption from, among other things, security breaches, computer viruses, power outages and other technical malfunctions. Any disruptions affecting our information systems, or any delays or difficulties in transitioning to new systems or in integrating them with current systems, could have a material adverse impact on the operation of our business. In addition, our ability to continue to operate our business without significant interruption in the event of a disaster or other disruption depends in part on the ability of our information systems to operate in accordance with our disaster recovery and business continuity plans.
A privacy breach could adversely affect our business.
The protection of customer, employee, and company data is critical to us. Customers have a high expectation that we will adequately protect their personal information. A significant breach of customer, employee, or company data could damage our reputation and result in lost sales, fines, or lawsuits. Our business involves the receipt and storage of personal information about customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. Despite our security measures, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disrupt our operations and the services we provide to customers and damage our reputation, which could adversely affect our business, revenues and competitive position. Our use of personal information is regulated at the international, federal and state levels. The regulatory environment surrounding information security and privacy is increasingly demanding. Privacy and information security laws and regulations change from time to time, and compliance with them may result in cost increases due to necessary systems changes and the development of new processes. If we fail to comply with these laws and regulations, we could be subjected to legal risk.
Risk Factors Relating to the Economy and the Apparel Industry
Recent and future economic conditions, including volatility in the financial and credit markets, may adversely affect our business.
Economic conditions have affected, and in the future may adversely affect, the apparel industry and our major customers. Recent conditions have led to a reduction in overall consumer spending, which could have an adverse impact on sales of our products. A disruption in the ability of our significant customers to access liquidity could cause serious disruptions or an overall deterioration of their businesses which could lead to a significant reduction in their orders of our products and the inability or failure on their part to meet their payment obligations to us, any of which could have a material adverse effect on our results of operations and liquidity. A significant adverse change in a customer’s financial and/or credit position could also require us to sell fewer products to that customer or to assume greater credit risk relating to that customer’s receivables or could limit our ability to collect receivables related to previous purchases by that customer. As a result, our reserves for doubtful accounts and write-offs of accounts receivable may increase.
Our ability to continue to have the necessary liquidity to operate our business may be adversely impacted by a number of factors, including a continuation of the uncertain conditions in the credit and financial markets which could limit the availability and increase the cost of financing. A deterioration of our results of operations and cash flow resulting from decreases in consumer spending, could, among other things, impact our ability to comply with financial covenants in our existing credit facility.
Our historical sources of liquidity to fund ongoing cash requirements include cash flows from operations, cash and cash equivalents, and borrowings through our credit agreement (which includes revolving and trade letter of credit facilities). The sufficiency and availability of credit may be adversely affected by a variety of factors, including, without limitation, the tightening of the credit markets, including lending by financial institutions who are sources of credit for our borrowing and liquidity; an increase in the cost of capital; the reduced availability of credit; our ability to execute our strategy; the level of our cash flows, which will be impacted by retailer and consumer acceptance of our products and the level of consumer discretionary spending; maintenance of financial covenants included in our credit agreement; and interest rate fluctuations. We cannot be certain that any additional required financing, whether debt or equity, will be available in amounts needed or on terms acceptable to us, if at all.

As of April 30, 2014, we were in compliance with the financial covenants in our credit agreement. Compliance with these financial covenants is dependent on the results of our operations, which are subject to a number of factors including current economic conditions. The economic environment has at times resulted in lower consumer confidence and lower retail sales. Adverse developments in the economic climate could lead to reduced consumer spending which could adversely impact our net sales and cash flow, which could affect our compliance with our financial covenants. A violation of our covenants could limit access to our credit facilities. Should such restrictions on our credit facilities and these factors occur, they could have a material adverse effect on our business and results of operations.
The cyclical nature of the apparel industry and uncertainty over future economic prospects and consumer spending could have a material adverse effect on our results of operations.
The apparel industry is cyclical. Purchases of outerwear, sportswear, swimwear, footwear and other apparel tend to decline during recessionary periods and may decline for a variety of other reasons, including changes in fashion trends and the introduction of new products or pricing changes by our competitors. Uncertainties regarding future economic prospects may affect consumer-spending habits and could have an adverse effect on our results of operations. Uncertainty with respect to consumer spending as a result of weak economic conditions has, at times, caused our customers to delay the placing of initial orders and to slow the pace of reorders during the seasonal peak of our business. Weak economic conditions have had a material adverse effect on our results of operations at times in the past and could have a material adverse effect on our results of operations in the future as well.
The competitive nature of our industry may result in lower prices for our products and decreased gross profit margins.
The apparel business is highly competitive. We have numerous competitors with respect to the sale of apparel, footwear and accessories, including distributors that import products from abroad and domestic retailers with established foreign manufacturing capabilities. Many of our competitors have greater financial and marketing resources and greater manufacturing capacity than we do. The general availability of contract manufacturing capacity also allows ease of access by new market entrants. The competitive nature of the apparel industry may result in lower prices for our products and decreased gross profit margins, either of which may materially adversely affect our sales and profitability. Sales of our products are affected by a number of competitive factors including style, price, quality, brand recognition and reputation, product appeal and general fashion trends.
If major department, mass merchant and specialty store chains continue to consolidate, our business could be negatively affected.
We sell our products to major department, mass merchant and specialty store chains. Continued consolidation in the retail industry could negatively impact our business. Consolidation could reduce the number of our customers and potential customers. With increased consolidation in the retail industry, we are increasingly dependent on retailers whose bargaining strength may increase and whose share of our business may grow. As a result, we may face greater pressure from these customers to provide more favorable terms, including increased support of their retail margins. As purchasing decisions become more centralized, the risks from consolidation increase. A store group could decide to decrease the amount of product purchased from us, modify the amount of floor space allocated to outerwear or other apparel in general or to our products specifically or focus on promoting private label products or national brand products for which it has exclusive rights rather than promoting our products. Customers are also concentrating purchases among a narrowing group of vendors. These types of decisions by our key customers could adversely affect our business.
A significant increase in fuel prices could adversely affect our results of operations.
Fuel prices have increased significantly at times during the past few years, and continued at relatively high levels in fiscal 2014. Increased gasoline prices could adversely affect consumer spending, including discretionary spending on apparel and accessories. In addition, higher fuel prices have caused our operating expenses to increase, particularly for freight. Any significant decrease in sales or increase in expenses as a result of higher fuel prices could adversely affect our results of operations.

If new legislation restricting the importation or increasing the cost of textiles and apparel produced abroad is enacted, our business could be adversely affected.
Legislation that would restrict the importation or increase the cost of textiles and apparel produced abroad has been periodically introduced in Congress. The enactment of new legislation or international trade regulation, or executive action affecting international textile or trade agreements, could adversely affect our business. International trade agreements that can provide for tariffs and/or quotas can increase the cost and limit the amount of product that can be imported.
China’s accession agreement for membership in the World Trade Organization provides that member countries, including the United States, may impose safeguard quotas on specific products. We are unable to assess the potential for future action by the United States government with respect to any product category in the event that the quantity of imported apparel significantly disrupts the apparel market in the United States. Future action by the United States in response to a disruption in its apparel markets could limit our ability to import apparel and increase our costs.
The effects of war, acts of terrorism or natural disasters could adversely affect our business and results of operations.
The continued threat of terrorism, heightened security measures and military action in response to acts of terrorism or civil unrest has, at times, disrupted commerce and intensified concerns regarding the United States economy. Any further acts of terrorism or new or extended hostilities may disrupt commerce and undermine consumer confidence, which could negatively impact our sales and results of operations. Similarly, the occurrence of one or more natural disasters, such as hurricanes, fires, floods or earthquakes could result in the closure of one or more of our distribution centers, our corporate headquarters or a significant number of stores or impact one or more of our key suppliers. In addition, these types of events could result in increases in energy prices or a fuel shortage, the temporary or long-term disruption in the supply of product, disruption in the transport of product from overseas, delay in the delivery of product to our factories, our customers or our stores and disruption in our information and communication systems. Accordingly, these types of events could have a material adverse effect on our business and our results of operations.
Risks Related to Ownership of our Common Stock and this Offering
Our Chairman, Chief Executive Officer and President may be in a position to control matters requiring a stockholder vote.
As of March 31, 2014, Morris Goldfarb, our Chairman, Chief Executive Officer and President, beneficially owned approximately 12.0% of our common stock. His significant role in our management and his reputation in the apparel industry could make his support crucial to the approval of any major transaction involving us. As a result, he may have the ability to control the outcome on matters requiring stockholder approval including, but not limited to, the election of directors and any merger, consolidation or sale of all or substantially all of our assets. He also may have the ability to control our management and affairs.
The price of our common stock has fluctuated significantly and could continue to fluctuate significantly.
Between February 1, 2011 and June 20, 2014, the market price of our common stock has ranged from a low of $17.31 to a high of $83.75 per share. The market price of our common stock may change significantly in response to various factors and events beyond our control, including:
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  fluctuations in our quarterly revenues or those of our competitors as a result of seasonality or other factors;
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  a shortfall in revenues or net income from that expected by securities analysts and investors;
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  changes in securities analysts’ estimates of our financial performance or the financial performance of our competitors or companies in our industry generally;
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  announcements concerning our competitors;
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  changes in product pricing policies by our competitors or our customers;

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  general conditions in our industry; and
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  general conditions in the securities markets.
The offering price of our common stock will be determined by the price at which our stock is selling on the NASDAQ Global Select Market. Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the offering price. As a result, you may suffer a loss on your investment.
Our management will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and our stockholders will not have the opportunity as part of their investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business.
Pending their use, we intend to pay down the outstanding debt under our credit agreement and invest the balance of the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.
Our actual financial results might vary from our publicly disclosed financial forecasts.
From time to time, we publicly disclose financial forecasts. Our forecasts reflect numerous assumptions concerning our expected performance, as well as other factors that are beyond our control and that might not turn out to be correct. As a result, variations from our forecasts could be material. Our financial results are subject to numerous risks and uncertainties, including those identified throughout this “Risk Factors” section and elsewhere in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement. If our actual financial results are worse than our financial forecasts, the price of our common stock may decline.
We are subject to significant corporate regulation as a public company and failure to comply with all applicable regulations could subject us to liability or negatively affect our stock price.
As a publicly traded company, we are subject to a significant body of regulation, including the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. While we have developed and instituted corporate compliance programs and continue to update our programs in response to newly implemented or changing regulatory requirements, we cannot provide assurance that we are or will be in compliance with all potentially applicable corporate regulations. If we fail to comply with any of these regulations, we could be subject to a range of regulatory actions, fines or other sanctions or litigation.
The internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act may not prevent or detect misstatements because of certain of its limitations, including the possibility of human error, the circumvention or overriding of controls, or fraud. As a result, even effective internal controls may not provide reasonable assurances with respect to the preparation and presentation of financial statements. We cannot provide assurance that, in the future, our management will not find a material weakness in connection with its annual review of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. We also cannot provide assurance that we could correct any such weakness to allow our management to assess the effectiveness of our internal control over financial reporting as of the end of our fiscal year in time to enable our independent registered public accounting firm to state that such assessment will have been fairly stated in our Annual Report on Form 10-K or state that we have maintained effective internal control over financial reporting as of the end of our fiscal year. If we must disclose any material weakness in our internal control over financial reporting, our stock price could decline.

The new SEC conflict minerals disclosure rules are complex and compliance with the rules could be difficult.
We are subject to recently adopted SEC disclosure obligations relating to our use of so-called “conflict minerals” such as columbite-tantalite, cassiterite (tin), wolframite (tungsten) and gold. These minerals are present in a number of our products. The disclosure obligations are complex, and there is little formal guidance with respect to their application. To the extent that the information that we receive from our suppliers is inaccurate or inadequate or our processes in obtaining that information do not fulfill the SEC’s requirements, we could face both reputational and SEC enforcement risks.

Special Note Regarding Forward-Looking Statements
Certain statements and information in this prospectus supplement constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “will,” “project,” “we believe,” “is or remains optimistic,” “currently envisions,” “forecasts,” “goal” and similar words or phrases and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements also include representations of our expectations or beliefs concerning future events that involve risks and uncertainties, including, but not limited to:
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  our dependence on licensed products;
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  our dependence on the strategies and reputation of our licensors;
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  costs and uncertainties with respect to expansion of our product offerings;
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  the performance of our products at retail and customer acceptance of new products;
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  customer concentration;
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  risks of doing business abroad;
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  price, availability and quality of materials used in our products;
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  the need to protect our trademarks and other intellectual property;
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  risks relating to our retail business;
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  risks relating to our Vilebrequin and G.H. Bass businesses;
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  dependence on existing management;
•
  our ability to make strategic acquisitions and possible disruptions from acquisitions;
•
  need for additional financing;
•
  seasonal nature of our business;
•
  our reliance on foreign manufacturers;
•
  the need to successfully upgrade, maintain and secure our information systems;
•
  the impact of the current economic and credit environment on us, our customers, suppliers and vendors;
•
  the effects of competition in the markets in which we operate;
•
  consolidation of our retail customers;
•
  additional legislation and/or regulation in the U.S. or around the world;
•
  our ability to import products in a timely and cost effective manner;
•
  our ability to continue to maintain our reputation;
•
  fluctuations in the price of our common stock;
•
  potential effect on the price of our common stock if actual results are worse than financial forecasts; and
•
  the effect of regulations applicable to us as a U.S. public company.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. Other factors that could cause our actual results to differ from our projected results are described under the caption “Risk Factors” and elsewhere in this prospectus supplement, the accompanying base prospectus and in our reports filed from time to time with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus supplement.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Use of Proceeds
We expect the net proceeds from this offering will be approximately $111.8 million (or $128.6 million if the underwriters exercise their option to purchase additional common stock from us in full), after deducting underwriting discounts and commissions, as described in “Underwriting,” and estimated offering expenses payable by us.
We intend to use the net proceeds from this offering for general corporate purposes, including, among other things, future acquisitions. Pending such uses, we intend to pay down outstanding debt under our credit agreement (approximately $63.0 million as of April 30, 2014) and invest the balance of the net proceeds in short-term, investment grade securities.
Our credit agreement with JPMorgan Chase Bank, N.A., as Administrative Agent for a group of lenders, is a five year senior secured credit facility through August 2017 providing for borrowings in the aggregate principal amount of up to $450 million. Amounts available under the credit agreement are subject to borrowing base formulas and over advances as specified in the credit agreement.
Borrowings bear interest, at our option, at LIBOR plus a margin of 1.5% to 2.0% or prime plus a margin of 0.5% to 1.0%, with the applicable margin determined based on availability under the credit agreement.

Price Range of Common Stock
Our common stock is traded on The NASDAQ Global Select Market under the trading symbol “GIII.”
The following table sets forth, for the periods indicated, the range of high and low intraday sales prices per share for our common stock for each quarter in fiscal 2013, fiscal 2014 and fiscal 2015 to date, as reported by The NASDAQ Global Select Market.

	Price
	High	Low
Fiscal 2013
Quarter ended April 30, 2012	$29.62	$22.87
Quarter ended July 31, 2012	27.18	21.84
Quarter ended October 31, 2012	39.50	23.04
Quarter ended January 31, 2013	39.85	31.52
Fiscal 2014
Quarter ended April 30, 2013	41.14	34.86
Quarter ended July 31, 2013	52.26	39.55
Quarter ended October 31, 2013	59.23	44.80
Quarter ended January 31, 2014	74.88	53.42
Fiscal 2015
Quarter ended April 30, 2014	77.22	64.00
Quarter ending July 31, 2014 (through June 24, 2014)	83.75	68.45

As of June 20, 2014, we had 20,554,616 shares of outstanding common stock held by 29 holders of record. The last reported sale price of our common stock on June 24, 2014 was $77.63 per share.

Capitalization
The following table sets forth our cash and cash equivalents and capitalization at April 30, 2014:
•
  on an actual basis; and
•
  as adjusted to reflect our sale by us of 1,500,000 shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the use of the proceeds therefrom.
You should read this table together with our financial statements and the related notes thereto, as well as “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, included elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus.

	As of April 30, 2014
	Actual	As Adjusted
	(In thousands, except share amounts)
Cash and cash equivalents	$23,610	$72,438
Notes payable – current(1)	$62,950	$—
Notes payable – long-term(2)	20,537	20,537
Total debt	83,487	20,537
Stockholders’ equity:
Preferred stock, $.01 par value; 1,000,000 shares authorized; no shares issued and outstanding actual and as adjusted	—	—
Common stock, $.01 par value; 80,000,000 shares authorized; 21,033,491 shares issued actual and 22,533,491 shares issued as adjusted	210	225
Additional paid-in capital	188,294	300,057
Accumulated other comprehensive income	6,129	6,129
Retained earnings	337,088	337,088
Common stock held in treasury, at cost – 492,225 shares	(3,899)	(3,899)
Non-controlling interest	(1,317)	(1,317)
Total stockholders’ equity	526,505	638,283
Total capitalization	$609,992	$658,820

(1)
  Represents notes outstanding under our credit agreement.
(2)
  Represents notes payable in August 2017 that were issued in connection with an acquisition.

Underwriting
Barclays Capital Inc. is acting as the sole representative of the underwriters. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of our common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.	900,000
Piper Jaffray & Co.	225,000
KeyBanc Capital Markets Inc.	150,000
Brean Capital, LLC	105,000
Cowen and Company, LLC	60,000
Stephens Inc.	60,000
Total	1,500,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of our common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:
•
  the obligation to purchase all of the shares of our common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;
•
  the representations and warranties made by us to the underwriters are true;
•
  there is no material change in our business or the financial markets; and
•
  we deliver customary closing documents to the underwriters.
Commissions and Expenses
The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$2.9111	$2.9111
Total	$4,366,650	$5,021,648

The representative has advised us that the underwriters propose to offer the shares of our common stock directly to the public at the public offering price on the cover of this prospectus supplement and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $1.74666 per share. After the offering, the representative may change the offering price and other selling terms.
The expenses of the offering that are payable by us are estimated to be approximately $300,000 (excluding underwriting discounts and commissions).
Option to Purchase Additional Shares
We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement to purchase, from time to time, in whole or in part, up to an aggregate of 225,000 shares from us at the public offering price less underwriting discounts and commissions. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements
We, all of our directors and executive officers have agreed that, for a period of 90 days after the date of this prospectus supplement subject to certain limited exceptions, we will not directly or indirectly, without the prior written consent of Barclays Capital Inc., (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock (other than the stock and shares issued pursuant to employee benefit plans, qualified stock option plans, or other employee compensation plans existing on the date of this prospectus supplement), or sell or grant options, rights or warrants with respect to any shares of common stock or securities convertible into or exchangeable for common stock (other than the grant of options pursuant to option plans existing on the date of this prospectus supplement), (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities (other than any registration statement on Form S-8), or (4) publicly disclose the intention to do any of the foregoing. The lock-up agreements do not prohibit the sale of up to 86,100 shares of our common stock that may be received by persons executing lock-up agreements pursuant to the vesting of restricted stock units during the lock-up period.
Barclays Capital Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.
Indemnification
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.
Stabilization, Short Positions and Penalty Bids
The representative may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act:
•
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.
•
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.
•
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.
•
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.
These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.
In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid that bid must be lowered when specified purchase limits are exceeded.
Listing on The NASDAQ Global Select Market
Our common stock is listed on The NASDAQ Global Select Market under the symbol “GIII”.
Stamp Taxes
If you purchase shares of common stock offered in this prospectus supplement, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus supplement.
Other Relationships
The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Selling Restrictions
This prospectus supplement does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus supplement or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.
European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any common stock which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:
•
  to legal entities which are qualified investors as defined under the Prospectus Directive;
•
  by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative of the underwriters for any such offer; or
•
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common stock under, the offers contemplated here in this prospectus supplement will be deemed to have represented, warranted and agreed to and with each underwriter and us that:
•
  it is a qualified investor as defined under the Prospectus Directive; and
•
  in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representative of the underwriters has been given to the offer or resale or (ii) where common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such common stock to it is not treated under the Prospectus Directive as having been made to such persons.
For the purposes of this representation and the provision above, the expression an “offer of common stock to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
United Kingdom
This prospectus supplement has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the “FSMA”)) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.
Notice to Residents of Canada
The offering of the common stock in Canada is being made on a private placement basis in reliance on exemptions from the prospectus requirements under the securities laws of each applicable Canadian province and territory where the common stock may be offered and sold, and therein may only be made with investors that are purchasing as principal and that qualify as both an “accredited investor” as such term is defined in National Instrument 45-106 Prospectus and Registration Exemptions and as a “permitted client” as such term is defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligation. Any offer and sale of the common stock in any province or territory of Canada may only be made through a dealer that is properly registered under the securities legislation of the applicable province or territory wherein the common stock is offered and/or sold or, alternatively, by a dealer that qualifies under and is relying upon an exemption from the registration requirements therein.
Any resale of the common stock by an investor resident in Canada must be made in accordance with applicable Canadian securities laws, which may require resales to be made in accordance with prospectus and registration requirements, statutory exemptions from the prospectus and registration requirements or under a discretionary exemption from the prospectus and registration requirements granted by the applicable Canadian securities regulatory authority. These resale restrictions may under certain circumstances apply to resales of the common stock outside of Canada.
Upon receipt of this document, each Canadian investor hereby confirms that it has expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la réception de ce document, chaque investisseur canadien confirme par les présentes qu’il a expressément exigé que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigés en anglais seulement.

Legal Matters
The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Fulbright & Jaworski LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.
Experts
The consolidated financial statements of G-III Apparel Group, Ltd. and subsidiaries appearing in G-III Apparel Group Ltd.’s Annual Report (Form 10-K) for the year ended January 31, 2014 (including the schedule appearing therein), and the effectiveness of G-III Apparel Group Ltd.’s internal control over financial reporting as of January 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
Where You Can Find More Information
We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale from time to time of our common stock, preferred stock, debt securities, warrants, rights and units, including the common stock covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us and our securities. In addition, we file annual, quarterly and current reports with the SEC. Our SEC filings are available over the internet at the SEC’s website at http://www.sec.gov. You also can read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges.
Incorporation By Reference
The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and that is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.
We incorporate by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding information deemed to be furnished and not filed with the SEC under Item 2.02 or 7.01):
•
  Our Annual Report on Form 10-K for the fiscal year ended January 31, 2014, as filed with the SEC on March 31, 2014;
•
  Our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2014, as filed with the SEC on June 5, 2014;
•
  Our Current Reports on Form 8-K, as filed with the SEC on April 30, 2014 and June 12, 2014; and
•
  the description of our capital stock contained in our Form 8-K filed with the SEC on November 1, 2012.

You may obtain a copy of all of the documents that have been incorporated by reference in this prospectus supplement, including exhibits to these documents, without charge by requesting them from us. If you would like to request documents from us, please send a request in writing or by telephone at the following address or telephone number:
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, NY 10018
Attn: Chief Financial Officer
Tel: (212) 403-0500
Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed modified, superseded or replaced for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced, will not be deemed, except as so modified, superseded or replaced, to constitute a part of this prospectus supplement.

PROSPECTUS
$400,000,000

Common Stock
Preferred Stock
Debt Securities
Warrants
Rights
Units
This prospectus relates to common stock, preferred stock, debt securities, warrants and rights, and any combination of such securities, separately or as units, that we may offer and sell from time to time in one or more offerings up to a total dollar amount of $400,000,000 on terms to be determined at the time of sale. The debt securities, preferred stock and warrants may be convertible, exercisable or exchangeable for common or preferred stock or other securities of ours. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement for those securities.
Our common stock is traded on the Nasdaq Global Select Market under the symbol “GIII.”
These securities may be sold directly, on a continuous or delayed basis, by us, through dealers or agents designated from time to time, to or through underwriters or through a combination of these methods. See “Plan of Distribution” in this prospectus. We may also describe the plan of distribution for any particular offering of these securities in any applicable prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them in a prospectus supplement. The net proceeds we expect to receive from any such sale will also be included in a prospectus supplement.
Investing in our securities involves a high degree of risk. You should carefully consider the “Risk Factors” referred to on page 4 of this prospectus, in any applicable prospectus supplement and the documents incorporated or deemed incorporated by reference in this prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2012

IMPORTANT NOTICE ABOUT THE INFORMATION
PRESENTED IN THIS PROSPECTUS
You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. For further information, see the section of this prospectus entitled “Where You Can Find More Information.” We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
You should not assume that the information appearing in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the applicable prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospectus supplement or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since such dates.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $400,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the securities being offered and the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” carefully before making an investment decision.
The rules of the SEC allow us to incorporate by reference information into this prospectus. This means that important information is contained in other documents that are considered to be a part of this prospectus. Additionally, information that we file later with the SEC will automatically update and supersede this information. You should read this prospectus, any prospectus supplement and the information that is incorporated or deemed incorporated by reference in this prospectus. See “Incorporation by Reference.” The registration statement, including the exhibits and the documents incorporated or deemed incorporated in this prospectus can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find Additional Information.”
This prospectus may not be used to sell any securities unless accompanied by a prospectus supplement.
In this prospectus, “G-III,” “we,” “us,” and “our” refer to G-III Apparel Group, Ltd., a Delaware corporation, together with its subsidiaries. References to fiscal years refer to the year ended or ending on January 31 of that year. For example, our fiscal year ended January 31, 2012 is referred to as “fiscal 2012”.

ABOUT G-III APPAREL GROUP, LTD.
G-III designs, manufactures and markets an extensive range of apparel, including outerwear, dresses, sportswear, swimwear, beachwear, women’s suits and women’s performance wear, as well as luggage and women’s handbags, small leather goods and cold weather accessories. We sell our products under our own proprietary brands and labels, which include Vilebrequin, Andrew Marc, Marc New York, Jessica Howard, Eliza J and Black Rivet, licensed brands and private labels. G-III also operates outlet stores under the Wilsons Leather and Andrew Marc names, and operates and franchises Vilebrequin retail stores. While our products are sold at a variety of price points through a broad mix of retail partners and our own stores, a majority of our sales are concentrated with our ten largest customers.
We are a Delaware corporation that was formed in 1989. We and our predecessors have conducted our business since 1974. Our executive offices are located at 512 Seventh Avenue, New York, New York 10018 and our telephone number is (212) 403-0500. Our website is http://www.g-iii.com. The information on our website is not part of this prospectus.
RISK FACTORS
Investing in our securities involves significant risks. Please see the risk factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K for the year ended January 31, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2012, which are on file with the SEC and incorporated by reference in this prospectus, and in the documents and reports that we file with the SEC after the date of this prospectus that are incorporated by reference into this prospectus, as well as any risks described in any applicable prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

FORWARD-LOOKING STATEMENTS
Statements in this prospectus (including the documents incorporated by reference) concerning our business outlook or future economic performance, anticipated revenues, expenses or other financial items, product introductions and plans and objectives related thereto, and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under the Federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to:
•
  our dependence on licensed product;
•
  costs and uncertainties with respect to expansion of our product offerings;
•
  customer concentration;
•
  the impact of the current economic and credit environment on our customers, suppliers and vendors;
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  the impact of the downturn in the global economy on consumer purchases of products that we offer for sale;
•
  the performance of our products within the prevailing retail environment;
•
  customer acceptance of new products;
•
  our ability to make strategic acquisitions;
•
  possible disruption from acquisitions;
•
  consolidation of our retail customers;
•
  price, availability and quality of materials used in our products;
•
  seasonal nature of our business;
•
  dependence on existing management;
•
  the effects of competition in the markets in which we operate;
•
  risks of operating a retail business;
•
  risks related to our acquisition of Vilebrequin;
•
  need for additional financing;
•
  our ability to import products in a timely and cost effective manner;

•
  our reliance on foreign manufacturers;
•
  our intention to introduce new products or enter into new alliances;
•
  our ability to continue to maintain our reputation;
•
  fluctuations in the price of our common stock; and
•
  the potential effect on the price of our common stock if actual results are worse than financial forecasts.
We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements. These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus, as well as other information we include or incorporate by reference in this prospectus and any prospectus supplement. See “Risk Factors.” You should read these factors and other cautionary statements made in this prospectus and any accompanying prospectus supplement, and in the documents we incorporate by reference, as being applicable to all related forward-looking statements wherever they appear in the prospectus and any accompanying prospectus supplement, and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us, except as required by law.

RETROACTIVE PRESENTATION FOR CHANGE IN ACCOUNTING PRINCIPLE
The following is presented to reflect the retrospective application of a new accounting pronouncement with respect to the financial information contained in our Annual Report on Form 10-K for the year ended January 31, 2012. Effective February 1, 2012, we adopted Accounting Standards Update No. 2011-05, “Presentation of Comprehensive Income,” as amended by Accounting Standards Update No. 2011-12, “Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income.” These updates require that all nonowner changes in stockholders’ equity be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements and eliminate the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. These updates do not, however, change the items that must be reported in other comprehensive income or the determination of net income. The new guidance is to be applied retrospectively. The adoption only impacted the presentation of our consolidated financial statements.
The following selected financial information revises historical information to illustrate the new presentation required by this pronouncement for the periods presented. This data should be read in conjunction with our audited consolidated financial statements and the accompanying notes for the year ended January 31, 2012 as included in our Annual Report on Form 10-K, which is incorporated by reference in the prospectus.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)

	Years Ended January 31,
	2012	2011	2010
Consolidated net income	$49,620	$56,682	$31,718
Other comprehensive income:
Foreign currency translation adjustments	23	17	(36)
Other comprehensive income (loss)	23	17	(36)
Comprehensive income attributable to shareholders	$49,643	$56,699	$31,682

RATIOS OF EARNINGS TO FIXED CHARGES
AND RATIOS OF EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
The following table sets forth the ratio of earnings to fixed charges for each of the last five fiscal years and for the six months ended July 31, 2012. In calculating these ratios, earnings include pre-tax income or loss from continuing operations plus fixed charges. Fixed charges include interest expensed and estimated interest within rental expense. We have never issued shares of preferred stock and, accordingly, have not paid any dividends on shares of preferred stock during the periods indicated, therefore the ratio of earnings to fixed charges and preferred stock dividends are identical to the ratios presented below for all such periods.

	Fiscal Year Ended January 31,					Six Months Ended July 31, 2012
	2008	2009	2010	2011	2012
Ratio of Earnings to Fixed Charges	6.0	(a)	7.6	13.8	9.4	1.2

(a)
  Earnings were insufficient to cover fixed charges by $9.4 million for the year ended January 31, 2009. Pre-tax loss for the year ended January 31, 2009 includes non-cash impairment charges of $33.5 million.
DIVIDEND POLICY
We have never declared or paid cash dividends on our common stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to compliance with covenants under any existing financing agreements, which may restrict or limit our ability to declare or pay dividends, and will depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

USE OF PROCEEDS
We currently intend to use the estimated net proceeds from the sale of these securities for working capital and other general corporate purposes. Working capital and other general corporate purposes may include repaying debt, making capital expenditures, funding general and administrative expenses and any other purpose that we may specify in any prospectus supplement. We have not yet determined the amount of net proceeds to be used specifically for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds from the sale of securities sold pursuant to this prospectus and the applicable prospectus supplement. Pending any use, as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities. Our plans to use the estimated net proceeds from the sale of these securities may change, and if they do, we will update this information in a prospectus supplement.
THE SECURITIES WE MAY OFFER
The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements, summarize the material terms and provisions of the various types of securities that we may offer. We will describe in the applicable prospectus supplement relating to any securities the particular terms of the securities offered by that prospectus supplement. If we so indicate in the applicable prospectus supplement, the terms of the securities may differ from the terms we have summarized below. We will also include in the prospectus supplement information, where applicable, about material United States federal income tax considerations relating to the securities, and the securities exchange, if any, on which the securities will be listed.
We may sell from time to time, in one or more offerings:
•
  common stock;
•
  preferred stock;
•
  debt securities;
•
  warrants to purchase common stock, preferred stock or debt securities;
•
  rights to purchase common stock, preferred stock or warrants; or
•
  units comprised of any of the foregoing, in any combination.
In this prospectus, we refer to the common stock, preferred stock, debt securities, warrants, rights and units collectively as “securities.” The total dollar amount of all securities that we may issue will not exceed $400,000,000.
This prospectus may not be used to consummate a sale of securities unless it is accompanied by a prospectus supplement.

DESCRIPTION OF CAPITAL STOCK
Authorized Capital Stock
Our certificate of incorporation authorizes the issuance of 81,000,000 shares of all classes of stock, consisting of 80,000,000 shares of common stock, $.01 par value per share, and 1,000,000 shares of preferred stock, $.01 par value per share. The preferred stock may be issued in one or more series with such terms as the board of directors may determine. As of October 31, 2012, we had 20,097,295 shares of outstanding common stock held by 39 holders of record.
We do not have any shares of preferred stock outstanding.
Common Stock
Holders of our common stock are entitled to one vote for each share held by them on all matters on which stockholders are entitled to vote, including the election of directors, and do not have cumulative voting rights. Subject to any preferential rights of any then outstanding preferred stock, holders of our common stock are entitled to receive, as, when and if declared by our board of directors from time to time, such dividends and other distributions in cash, stock or property from our assets or funds legally available for such purposes. In the event of any distribution of capital assets or winding-up of our company, whether voluntary or involuntary, holders of our common stock are entitled to receive pro rata the assets remaining after creditors have been paid in full. There are no preemptive, subscription or conversion rights applicable to our common stock. The outstanding shares of our common stock are duly authorized, validly issued, and fully paid.
Preferred Stock
Our board of directors has the authority, without stockholder approval, to issue up to 1,000,000 shares of preferred stock in one or more series. Our board also has the authority to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights and the qualifications, limitations or restrictions of any series of preferred stock issued, including dividend rights, conversion rights, voting rights, or other rights, any or all of which may be greater than the rights of the common stock. Preferred stock could be issued with terms that could delay or prevent a change in control of our company or make removal of management more difficult. In addition, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock.
If we decide to issue any preferred stock pursuant to this prospectus, we will describe in a prospectus supplement the terms of the preferred stock, including, if applicable, the following:
•
  the title of the series and stated value;
•
  the number of shares of the series of preferred stock offered, the liquidation preference per share, if applicable, and the offering price;

•
  the applicable dividend rate(s) or amount(s), period(s) and payment date(s) or method(s) of calculation thereof;
•
  the date from which dividends on the preferred stock will accumulate, if applicable;
•
  any procedures for auction and remarketing;
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  any provisions for a sinking fund;
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  any applicable provision for redemption and the price or prices, terms and conditions on which preferred stock may be redeemed;
•
  any securities exchange listing;
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  any voting rights and powers;
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  the terms and conditions, if applicable, of conversion into shares of our common stock, including the conversion price or rate or manner of calculation thereof;
•
  a discussion of any material U.S. federal income tax considerations;
•
  the relative ranking and preference as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs;
•
  any limitations on issuance of any series of preferred stock ranking senior to or on a parity with such series of preferred stock as to dividend rights and rights upon our liquidation, dissolution or the winding up of our affairs; and
•
  any other specific terms, preferences, rights, limitations or restrictions of such series of preferred stock.
Anti-Takeover Effects Of Certain Provisions Of Our Certificate Of Incorporation
Our certificate of incorporation contains provisions that could make it more difficult to acquire control of our company. A description of these provisions is set forth below.
Authorized but Unissued Shares of Common Stock and Preferred Stock. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, unless such approval is required by applicable law or the rules of any stock exchange on which our securities may be listed. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could impede the completion of a merger, tender offer or other takeover attempt that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Special Stockholder Meetings. Our bylaws provide that special meetings of the stockholders for any purpose or purposes, unless required by law, may be called by the president or secretary and shall be called by the chairman, president or secretary at the request in writing of a majority of the board of directors, or at the request in writing of stockholders owning a majority in amount of our entire capital stock issued and outstanding and entitled to vote.
Advanced Notice Procedure. Our bylaws provide an advance notice procedure for stockholder meetings.
With respect to annual meetings of stockholders, our bylaws requires stockholders to deliver notice to G-III of their intention to make director nominations or bring other business before the meeting not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, in advance of the anniversary of the previous year’s annual meeting if the meeting is to be held on a day which is not more than 30 days in advance of the anniversary of the previous year’s annual meeting or not later than 70 days after the anniversary of the previous year’s annual meeting. With respect to any other annual meeting of stockholders, G-III must receive stockholder notices by the close of business on the tenth day following the date of public disclosure of the meeting date. In addition, our bylaws prescribes information that the stockholder’s notice must contain, both as to itself and its proposed director nominee, if the stockholder wishes to nominate a candidate for the annual meeting director election, and prescribes information that the stockholder’s notice must contain if the stockholder wishes to bring business other than a director nomination before the annual meeting.
With respect to special meetings of stockholders, written notice of a special meeting stating the place, date and hour of the meeting and the purpose or purposes for which the meeting is called must be given not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to vote at such meeting. The only business that may be brought before the meeting will be the business described in the notice of meeting delivered to the stockholders. In the event we call a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in our notice of meeting, if the stockholder provides us written notice no later than the close of business on the 90th day prior to such special meeting and not earlier than the close of business on the later of the 120th day prior to such special meeting or the tenth (10th) day following the date of public disclosure of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting.
These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.
Anti-Takeover Provisions Of Delaware Law
A number of provisions under Delaware law may make it more difficult to acquire control of us. These provisions could deprive the stockholders of opportunities to realize a premium on the shares of common stock owned by them. In addition, these provisions may adversely affect the prevailing market price of the common stock. These provisions are intended to:
•
  enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board;

•
  discourage certain types of transactions which may involve an actual or threatened change in control of our company;
•
  discourage certain tactics that may be used in proxy fights; and
•
  encourage persons seeking to acquire control of our company to consult first with the board of directors to negotiate the terms of any proposed business combination or offer.
We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. Subject to exceptions, the statute prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•
  Prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
  Upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned (1) by persons who are directors and also officers and (2) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
  On or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.
For purposes of Section 203, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, with an “interested stockholder” being defined as a person who, together with affiliates and associates, owns, or within three years prior to the date of determination whether the person is an “interested stockholder,” did own, 15% or more of the corporation’s voting stock.

Limitation On Liability And Indemnification Matters
Our certificate of incorporation and bylaws provide for the indemnification of our officers and directors to the fullest extent permitted under Delaware law.
Transfer Agent And Registrar
The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.
Nasdaq Stock Market Listing
Our common stock is quoted on the Nasdaq Global Select Market under the trading symbol “GIII”.

DESCRIPTION OF DEBT SECURITIES
Please note that in this section entitled “Description of Debt Securities,” references to “holders” mean those who own our debt securities registered in their own names on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.
The following description summarizes the material provisions of our debt securities. The debt securities are to be issued under a senior debt securities indenture or subordinated debt securities indenture to be entered into between us and a trustee that we will select. The forms of these indentures have been filed with the SEC as exhibits to the registration statement of which this prospectus is a part. This description is not complete and is subject to, and is qualified in its entirety by reference to, the forms of indentures and the Trust Indenture Act of 1939, as amended, which we refer to as the “Trust Indenture Act”. The indentures will be qualified under the Trust Indenture Act.
The particular terms of each series of debt securities that we may offer from time to time will be established in or under a resolution of our board of directors and set forth in an officers’ certificate or a supplemental indenture, and in a form of debt security with respect to that series. We will file the applicable executed indenture, such officers’ certificate or supplemental indenture and the form of debt security with the SEC. The prospectus supplement with respect to the series of debt securities we are offering will describe these particular terms and will indicate the extent to which the general terms described below may not apply to that series of debt securities. Whenever particular defined terms of the applicable form of indenture, as supplemented or amended from time to time, are referred to in this prospectus or a prospectus supplement, those defined terms are incorporated in this prospectus or such prospectus supplement by reference.
General
Our debt securities will be our direct obligations, which may be secured or unsecured, may be senior or subordinated and may be convertible into shares of our common stock or preferred stock. The indentures do not limit the amount of debt securities that we may issue and permit us to issue debt securities from time to time in different series, each of which may have different terms. Debt securities issued under the indentures will be issued as part of a series that has been established by us under the indenture.
We expect that the prospectus supplement relating to the particular series of debt securities we are offering will include the following information concerning those debt securities:
•
  the title of the series;
•
  the aggregate principal amount;
•
  the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•
  any limit on the aggregate principal amount;
•
  the date or dates on which principal is payable;
•
  the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates; the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;
•
  the place or places where principal and, if applicable, premium and interest, is payable;
•
  the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;
•
  the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;
•
  whether the debt securities are to be issuable in the form of certificated debt securities or global debt securities;
•
  the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;
•
  the currency of denomination;
•
  the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;
•
  if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;
•
  if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;
•
  the provisions, if any, relating to any collateral provided for such debt securities;
•
  the provisions, if any, with respect to amortization;
•
  any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;
•
  any events of default, if not otherwise described below under “—Events of Default, Notice and Waiver”;

•
  the terms and conditions, if any, for conversion into or exchange for shares of common stock or preferred stock;
•
  any terms and conditions restricting the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves;
•
  any provisions restricting the incurrence of additional debt or the issuance of additional securities;
•
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents;
•
  the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to our other indebtedness;
•
  whether the debt security will be defeasible; and
•
  any other terms of the debt securities.
Conversion Rights
The terms, if any, on which debt securities of a series may be exchanged for or converted into common stock or preferred stock, debt securities of another series or other securities will be set forth in the prospectus supplement relating to the series.
Global Debt Securities
Unless we specify otherwise in the applicable prospectus supplement, the registered debt securities of a series will be issued only in the form of one or more fully registered global securities that will be deposited with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to the series and registered in the name of the depositary or a nominee of the depository. Ownership of beneficial interests in a registered global security will be limited to persons, or participants, that have accounts with the depositary for the registered global security or persons that may hold interests through participants.
Those who own beneficial interests in a global debt security will do so through participants in the depositary’s securities clearance system, and the rights of those indirect owners will be governed solely by the applicable procedures of the depositary and its participants.
Payments on Debt Securities
We will make payments on our debt securities at the office or agency we will maintain for that purpose, which will be the Corporate Trust Office of the trustee in New York, New York unless we indicate otherwise in the prospectus supplement, or at such other places and at the respective times and in the manner as we designate in the prospectus supplement.

Subordination of Subordinated Debt Securities
Any debt securities issued under our subordinated indenture will be subordinate and junior in right of payment to all of our other indebtedness, except any of our indebtedness the terms of which expressly provide that repayment of that indebtedness is subordinate and junior in right of payment to the debt securities issued under our subordinated indenture. The indentures in the forms initially filed as exhibits to the registration statement of which this prospectus is a part do not limit the amount of indebtedness which we may incur, including senior indebtedness or subordinated indebtedness, and do not limit us from issuing any other debt.
As of October 31, 2012, our outstanding indebtedness consisted of $265,092,329 outstanding under a credit agreement with JPMorgan Chase Bank N.A., as administrative agent for a group of lenders. The credit agreement is a five year senior secured revolving credit facility providing for borrowings in the aggregate principal amount of up to $450 million. We will update the amount of our debt outstanding which is senior, equal in rank and subordinated to any series of indebtedness that we issue under our senior indenture or subordinated indenture in the prospectus supplement relating to any offering of debt securities.
Covenants
Unless we otherwise specify in the prospectus supplement, there are not any covenants in either the senior debt securities indenture, the subordinated debt securities indenture or our debt securities that would protect you against a highly leveraged or other transaction involving us that may adversely affect you as a holder of our debt securities. If there are provisions that offer such protection, they will be described in the prospectus supplement.
We may not consolidate or merge or sell or convey all or substantially all of our assets unless the surviving person, if it is not us, is a domestic person and assumes our obligations under our debt securities and the indenture and unless, under the indenture, there is no event of default (defined below) immediately after the transaction.
Any additional covenants that we agree to with respect to a series of the debt securities will be set forth in the prospectus supplement or related pricing supplement.
Events of Default, Notice and Waiver
An event of default in respect of any series of our debt securities means:
(1)
  our failure to pay any interest on that series within 30 days of when that interest is due;
(2)
  our failure to pay any principal, sinking fund installment or analogous obligation on that series when due;
(3)
  our failure to perform any other agreement in our debt securities of that series or the indenture, other than an agreement relating solely to another series of our debt securities, for 90 days after written notice of the breach or default;

(4)
  acceleration of our indebtedness aggregating more than $5,000,000;
(5)
  our failure to discharge any judgment of $5,000,000 or more within 60 days after the judgment becomes final and nonappealable; and
(6)
  certain events of our bankruptcy, insolvency and reorganization.
If an event of default described in (1), (2) or (3) above (if the event of default under (3) above is with respect to less than all series of debt securities then outstanding) occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of a series may declare the principal and accrued interest, if any, of all securities of that series to be due and payable. If an event default described in (3) (if the event of default under (3) above is with respect to all series of securities then outstanding), (4) or (5) above occurs and is continuing, either the trustee or the holders of 25% in principal amount of the outstanding debt securities of all series may declare the principal and accrued interest, if any, of all the outstanding debt securities to be due and payable.
Within 90 days after a default in respect of any series of our debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it in good faith determines that withholding is in the interest of such holders. The term “default” means, for this purpose, the happening of any event of default, disregarding any grace period or notice requirement.
Before the trustee is required to exercise rights under the indenture at the request, order or direction of holders, it is entitled to be indemnified by such holders, subject to its duty, during an event of default, to act with the required standard of care.
If any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series (with each series voting as a separate class) may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of that series.
We must file an annual certificate with the trustee that we are in compliance with conditions and covenants under the indenture.
The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of that series, or the holders of a majority of all outstanding debt securities voting as a single class, on behalf of the holders of all outstanding debt securities may waive some past defaults or events of default, or compliance with certain provisions of the indenture, but may not waive among other things an uncured default in payment of interest or principal.
Modification or Amendment of the Indenture
If we receive the consent of the holders of a majority in principal amount of the outstanding debt securities affected, we may enter into supplemental indentures with the trustee that would:
•
  add, change or eliminate provisions in the applicable indenture; or
•
  change the rights of the holders of our debt securities.

However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of those holders:
•
  change the final maturity;
•
  reduce the principal amount or any premium;
•
  reduce the interest rate or extend the time of payment of interest;
•
  in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse to holders of the subordinated debt securities;
•
  in the case of senior debt securities, modifying the securities to subordinate the securities to other indebtedness;
•
  reduce any amount payable on redemption or provable in bankruptcy;
•
  reduce the amount of the principal of an original issue discount security that would be payable on acceleration;
•
  impair or affect the right of any holder to institute suit for payment;
•
  change any right of the holder to require repayment; or
•
  reduce the requirement for majority approval of supplemental indentures.
Satisfaction and Discharge of Indenture
The applicable indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations including, among other things, our obligation to pay the principal of or interest, if any, on any debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the payment in full of the principal of, and interest, if any, on all of the debt securities of that series or the deposit with the trustee of an amount of cash sufficient for the payment or redemption, in accordance with the indenture.
Defeasance
The indentures include provisions allowing defeasance that we may choose to apply to our debt securities of any series. If we do so, we must deposit with the trustee or another trustee money or U.S. government obligations (or combination thereof) sufficient to make all payments on those debt securities. If we make such a deposit with respect to your debt securities, we may elect:
•
  to be discharged from all our obligations on your debt securities, except for our obligations to register transfers and exchanges, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (“defeasance”); or
•
  to be released from covenants with respect to your debt securities that we may specify in accordance with the indenture (“covenant defeasance”).

In order to exercise defeasance, we must deliver to the trustee an opinion of our counsel stating that we have received, or that there has been a publication of, an Internal Revenue Service ruling, or that there has been a change in applicable U.S. federal income tax law, and that as a result of such ruling or change in law, the holders of our debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance had not occurred. In order to exercise covenant defeasance, we must deliver to the trustee an opinion of our counsel stating that the holders of our debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax in the same amounts, in the same manner and at the same time as would have been the case if such covenant defeasance had not occurred. There are additional conditions to defeasance or covenant defeasance which are described in the applicable indenture.
Governing Law and Consent to Jurisdiction
The indentures and the debt securities issued thereunder will be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws.
Concerning the Trustee
The indentures contain limitations on the rights of the trustee should it become a creditor of G-III, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions with us. However, if the trustee acquires any conflicting interest it must eliminate such conflict or resign or otherwise comply with the Trust Indenture Act.
The indentures provide that, in case an event of default should occur and be continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of common stock, preferred stock or debt securities. Warrants may be issued independently or together with common stock, preferred stock, debt securities or rights as units, and the warrants may be attached to or separate from such securities. We may issue warrants directly or under a warrant agreement to be entered into between us and a warrant agent. We will name any warrant agent in the applicable prospectus supplement. Any warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
The following is a description of the general terms and provisions of any warrants we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the warrants and any applicable warrant agreement, including, where applicable, the following:
•
  the offering price and aggregate number of warrants offered;
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  the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;
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  the date on and after which the warrants and the related securities will be separately transferable;
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  the number of shares of common stock or preferred stock or principal amounts of debt securities, as the case may be, purchasable upon the exercise of one warrant and the price at which these securities may be purchased upon such exercise;
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  the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
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  the terms of any rights to redeem or call the warrants;
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  any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
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  the dates on which the right to exercise the warrants will commence and expire;
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  the manner in which the warrant agreement and warrants may be modified;
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  a discussion of any material U.S. federal income tax considerations of holding or exercising the warrants;
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  the terms of the securities issuable upon exercise of the warrants; and
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  any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

DESCRIPTION OF RIGHTS
We may issue rights to purchase common stock, preferred stock or warrants that we may offer to our securityholders. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.
The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:
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  the date of determining the security holders entitled to the rights distribution;
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  the aggregate number of rights issued and the aggregate number of shares of common stock or preferred stock or warrants purchasable upon exercise of the rights;
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  the exercise price;
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  the conditions to completion of the rights offering;
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  the date on which the right to exercise the rights will commence and the date on which the rights will expire; and
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  any applicable federal income tax considerations.
Each right would entitle the holder of the rights to purchase for cash the amount of shares of common stock or preferred stock or warrants at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.
If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF UNITS
We may, from time to time, issue units comprised of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities or rights, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We may issue units under a unit agreement to be entered into between us and a unit agent. We will name any unit agent in the applicable prospectus supplement. Any unit agent will act solely as our agent in connection with the units of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of units. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.
The following is a description of the general terms and provisions of any units we may issue and may not contain all the information that is important to you. You can access complete information by referring to the applicable prospectus supplement. In the applicable prospectus supplement, we will describe the terms of the units and any applicable unit agreement, including, where applicable, the following:
•
  the material terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
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  any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
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  any material provisions of the governing unit agreement that differ from those described above.

PLAN OF DISTRIBUTION
We may sell the securities being offered hereby in one or more of the following ways from time to time:
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  through agents to the public or to investors;
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  to one or more underwriters or dealers for resale to the public or to investors;
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  in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act of 1933, as amended, to or through a market maker or into an existing trading market, or an exchange or otherwise;
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  directly to investors in privately negotiated transactions; or
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  through a combination of these methods of sale.
The securities that we distribute by any of these methods may be sold, in one or more transactions, at:
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  a fixed price or prices, which may be changed;
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  market prices prevailing at the time of sale;
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  prices related to prevailing market prices; or
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  negotiated prices.
We will set forth in a prospectus supplement the terms of the offering of our securities, which will include, if applicable:
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  the name or names of any agents or underwriters;
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  the purchase price of our securities being offered and the proceeds we will receive from the sale;
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  any over-allotment options under which underwriters may purchase additional securities from us;
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  any agency fees or underwriting discounts and commissions and other items constituting agents’ or underwriters’ compensation;
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  the public offering price;
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  any discounts or concessions allowed or reallowed or paid to dealers; and
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  any securities exchanges on which such common stock may be listed.

Underwriters
Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.
If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if they purchase any of the securities offered. We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriters the nature of any such relationship.
Agents
We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.
Direct Sales
We may also sell securities directly to one or more purchasers without using underwriters or agents.
Trading Markets and Listing of Securities
Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is traded on the Nasdaq Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.
Stabilization Activities
In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us, if any, in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.
Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also effect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Global Select Market or otherwise and, if commenced, may be discontinued at any time.
EXPERTS
The consolidated financial statements of G-III Apparel Group Ltd. appearing in G-III Apparel Group Ltd’s Annual Report (Form 10-K) for the year ended January 31, 2012 (including the schedule appearing therein, and the effectiveness of G-III Apparel Group Ltd’s internal control over financial reporting as of January 31, 2012, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Vilebrequin International SA and subsidiaries for the year ended December 31, 2011 incorporated in this prospectus by reference to our Form 8-K/A filed with the Securities and Exchange Commission on October 22, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers SA, Independent Accountants, included therein, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS
Certain legal matters, including the legality of the securities offered, will be passed upon for us by our counsel, Fulbright & Jaworski L.L.P., New York, New York. If the securities are distributed in an underwritten offering, certain legal matters will be passed upon for the underwriters by counsel identified in the applicable prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
We file reports, proxy statements and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the operation of the public reference room. Our SEC filings are also available to you on the SEC’s Internet site at http://www.sec.gov. The SEC’s Internet site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.
This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.
Our Internet address is http://www.g-iii.com. The information on our Internet website is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.
We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:
(1)
  our annual report on Form 10-K, for the fiscal year ended January 31, 2012, filed on April 11, 2012;
(2)
  our quarterly report on Form 10-Q for the quarterly period ended April 30, 2012, filed on June 7, 2012;
(3)
  our quarterly report on Form 10-Q for the quarterly period ended July 31, 2012, filed on September 10, 2012;
(4)
  our current reports on Form 8-K filed on June 7, 2012 (excluding Item 2.02 therein), August 8, 2012 (and the amendment thereto on Form 8-K/A filed on October 22, 2012), October 11, 2012 and November 1, 2012; and
(5)
  the description of our capital stock contained in our Form 8-K filed on November 1, 2012.
All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.
Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these documents, which will be provided to you at no cost, by contacting:
G-III Apparel Group, Ltd.
512 Seventh Avenue
New York, New York 10018
Attention: Chief Financial Officer
(212) 403-0500
You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

1,500,000 Shares

Common Stock

Prospectus Supplement
June 24, 2014

Barclays
Piper Jaffray

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